New Perspective Fund Inc.
333 South Hope Street, Los Angeles, CA 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$635,630
Class B	$14,463
Class C	$13,108
Class F	$15,128
Total	$678,329
Class 529-A	$9,546
Class 529-B	$825
Class 529-C	$1,359
Class 529-E	$459
Class 529-F	$178
Class R-1	$316
Class R-2	$4,236
Class R-3	$11,777
Class R-4	$9,029
Class R-5	$35,669
Total	$73,394

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4990
Class B	$0.2637
Class C	$0.2602
Class F	$0.5014
Class 529-A	$0.4888
Class 529-B	$0.2433
Class 529-C	$0.2554
Class 529-E	$0.3987
Class 529-F	$0.5489
Class R-1	$0.3065
Class R-2	$0.2731
Class R-3	$0.4048
Class R-4	$0.4752
Class R-5	$0.5734

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,336,072
Class B	57,043
Class C	56,428
Class F	33,107
Total	1,482,650
Class 529-A	23,541
Class 529-B	3,827
Class 529-C	6,326
Class 529-E	1,363
Class 529-F	385
Class R-1	1,380
Class R-2	17,914
Class R-3	34,306
Class R-4	20,686
Class R-5	79,134
Total	188,862

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.83
Class B	$36.06
Class C	$35.84
Class F	$36.71
Class 529-A	$36.63
Class 529-B	$36.00
Class 529-C	$35.98
Class 529-E	$36.34
Class 529-F	$36.64
Class R-1	$35.83
Class R-2	$35.93
Class R-3	$36.30
Class R-4	$36.59
Class R-5	$36.90